Exhibit 3.25

ARTICLES OF INCORPORATION

OF

McNEILUS COMPANIES, INC.

ARTICLE I

The name of this corporation shall be McNeilus Companies, Inc.

ARTICLE II

The nature of the business or objects or purpose to be transacted, promoted or carried on are to do any or all of the things herein mentioned as fully and to the same extent as natural persons might do, and in any part of the world, viz:

(A)          This corporation is formed for and shall have general business purposes.

(B)           In addition, but not in limitation of the above general business purposes, this corporation shall have the authority:

(1)                                  To let, hold, acquire, mortgage, sell and convey real estate and personal property necessary or convenient to the foregoing business, including the right to hold, acquire, mortgage, pledge or dispose of shares, bonds, securities and other evidences of indebtedness of any foreign or domestic corporation including its own, or of individuals; and including the right and authority to let, hold, acquire, mortgage, sell, convey and lease to others, real estate and personal property for any purpose whatsoever.

(2)                                  To apply for, obtain, register, lease, purchase or otherwise to acquire, and to hold, use, own, operate and introduce and to sell, assign or otherwise dispose of any trademarks, trade names, patents, inventions, improvements and processes used in connection with or secured under the Letters of Patent of the United States, or elsewhere or otherwise; and to use, exercise, develop, grant, license in respect of, or otherwise turn to account any such trademarks, patents, licenses or the like of any such property or rights.

(3)                                  To hold, purchase or otherwise acquire, to sell, assign, transfer, mortgage, pledge or otherwise dispose of shares of capital and bonds, debentures or evidences of indebtedness created by other corporations, including its own, and while the holder thereof to exercise all rights and privileges of ownership including the right to vote thereon.

(4)                                  To do and perform all of those things which are incidental to the foregoing business.

(5)                                  To do any and all things set forth in this Certificate of Incorporation and to do all of the things a corporation organized under the laws of the State of Minnesota to the extent and as fully as natural persons might do so far as may be permitted by law. Provided, however, nothing herein contained shall be deemed to authorize this corporation to carry on banking business.

ARTICLE III

This corporation shall have perpetual existence.

ARTICLE IV

The location and post office address of its registered office in this state shall be 524 Highway Street SE, Dodge Center, Minnesota 55927, and at such other places as may be determined from time to time by the Board of Directors.

ARTICLE V

(A)          The aggregate number of shares which this corporation shall have the authority to issue is Ten Million (10,000,000), which shares shall consist of the following:

(1)                                  A class of common shares to be designated as Class A voting common shares which class shall consist of 100,000 such shares.

(2)                                  A class of common shares to be designated as Class B non-voting common shares which class shall consist of 9,900,000 such shares.

(B)           All shares of this Corporation shall be without par value, except such shares shall be deemed to have a par value of $.01 per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of a corporation and a par value fixed by the Board if Directors for the purpose of a statute or regulation requiring the shares of a corporation to have a par value.

(C)           Each of the shares of Class A voting common shares and Class B non-voting common shares shall be equal to and identical in all respects with every other share of each of said classes and the shares of each class shall be of equal and identical rights and preferences in all respects to the shares of the other class except that all of the voting power of this corporation shall be vested in the holders of the Class A voting common shares and the Class A voting common shares shall have all of the voting power of this corporation except as otherwise required by law.

ARTICLE VI

(A)          The management of this corporation shall be vested in a Board of Directors composed of not less than one nor more than nine members.

(B)           The directors and officers of the corporation shall hold their offices until their successors are elected and qualified.

ARTICLE VII

(A)          The Board of Directors is expressly authorized to make, alter, amend and rescind the By-Laws of the corporation, to designate one or more committees, each committee to consist of one or more of the Directors of the corporation, which to the extent provided in the resolution, or in the By-Laws, shall have and may exercise powers of the Board of Directors in the management of the business and affairs of the corporation. Such committee or committees shall have such name or names as may be stated in the By-Laws of the corporation or as may be determined from time to time by resolutions adopted by the Board of Directors. The Board of Directors shall further have the power to fill any vacancy in any executive office or Board of Directors, until the next annual meeting.

(B)           Any action required or permitted to be taken at a meeting of the Board of Directors may be taken by written action signed by the number of Directors required to take the same action at a meeting of the Board of Directors at which all Directors were present.

ARTICLE VIII

(A)          No Director of the Corporation shall be personally liable to the corporation or its shareholders for monetary damages or breach of fiduciary duty as a Director notwithstanding any provision of law imposing such liability; provided, however, that, to the extent provided by applicable law, this paragraph shall not eliminate or limit the liability of a Director,

(1)                                  for any breach of the Director’s duty of loyalty to the corporation or its shareholders,

(2)                                  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3)                                  under Section 302A.559 or 80A.23, or

(4)                                  for any transactions from which the Director derived an improper personal benefit.

No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any such acts or omissions of such Director occurring prior to such amendment or repeal.

ARTICLE IX

The name and post office address of the incorporator is: Thomas A. Winkels, 504 Meadowlark Lane, Dodge Center, Minnesota 55927.